UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 17, 2012

Commission File Number 333-148297
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Pinnacle Foods Finance LLC
(Exact name of registrant as specified in its charter)
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Delaware	20-8720036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to the Senior Secured Credit Facilities

Overview

On April 17, 2012, Pinnacle Foods Finance LLC (the “Company”) entered into the Fifth Amendment and Restatement Agreement (the “Fifth Amendment”) among the Company, Peak Finance Holdings LLC, the guarantors party thereto, Barclays Bank PLC, as administrative agent, collateral agent and swingline lender and the other lenders party thereto which amends the terms of the Company's existing senior secured credit agreement, dated as of April 2, 2007, among the Company, Peak Finance Holdings LLC, the guarantors party thereto, Barclays Bank PLC, as administrative agent, collateral agent and swingline lender and the other lenders party thereto (as so amended, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement modifies the terms of the Company's existing senior secured credit facilities (as so amended, the “Senior Secured Credit Facilities”). The following is a summary of the material terms of the Senior Secured Credit Facilities.

Prior to the April 17, 2012 Fifth Amendment, the Company had $1.191 billion in Tranche B Term Loans outstanding. As part of the Fifth Amendment $641 million of the Tranche B Term Loans were extended, as outlined below, and $550 million of the Tranche B Term Loans retained their original terms. The Senior Secured Credit Facilities provide for, among other things: (i) an extension of the maturity date of a portion ($641 million) of the existing term loan B facility (the “Extended Initial Term Loans”), (ii) the issuance of a new $400 million term loan E facility (the “Tranche E Term Loans”), (iii) the replacement of the existing revolving credit facility with a new $150 million revolving credit facility (the “Replacement Revolving Credit Facility”), (iv) an amendment to the restricted payments and prepayment of indebtedness covenants to permit the redemption of the Company's 10.625% Senior Subordinated Notes due 2017, (v) the replacement of the senior secured leverage ratio which was previously applicable only to revolving credit facility borrowings of $10 million or more with a net first lien senior secured leverage ratio of 5.25 to 1.00 which is applicable to all outstanding term loans and revolving credit facility borrowings, (vi) future extensions of the maturity dates of all or a portion of the term loans, revolving credit commitments or revolving credit loans with the consent solely of any lender agreeing to such extension, (vii) term loans to be permitted to be refinanced or replaced with senior unsecured, senior secured, senior subordinated or subordinated debt ranking pari passu or junior to the term loans and (viii) revolving credit commitments and revolving credit loans to be permitted to be refinanced or replaced with new revolving credit loans.
In connection with the Fifth Amendment, the Company used the net proceeds of the Tranche E Term Loans along with available cash to redeem all $199 million aggregate principal amount of the Company's 10.625% Senior Subordinated Notes due 2017 and all $313 million of the term loan D principal then outstanding and to pay related premium, accrued interest, fees and expenses.
Interest Rate and Fees
Borrowings for the Extended Initial Term Loans bear interest, at our option, at a rate equal to a margin over either (a) a base rate or (b) a LIBOR rate. The margin for the Extended Initial Term Loans is 2.50% for base rate loans, and 3.50% for LIBOR rate loans; subject to a step-down of 0.25% in certain circumstances.
Borrowings for the Tranche E Term Loans bear interest, at our option, at a rate equal to a margin over either (a) a base rate or (b) a LIBOR rate; provided that the base rate is subject to a floor of 2.25%, and the LIBOR rate is subject to a floor of 1.25%. The margin for the Tranche E Term Loans is 2.50% for base rate loans, and 3.50% for LIBOR rate loans; subject to a step-down of 0.25% in certain circumstances.
Borrowings under the Replacement Revolving Credit Facility bear interest, at our option, at a rate equal to a margin over either (a) a base rate or (b) a LIBOR rate. The margin is based on a total leverage based grid and is currently 2.50% for base rate loans and 3.50% for LIBOR rate loans.
In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, we are required to pay a commitment fee under the Replacement Revolving Credit Facility for the unutilized commitments at the same rate provided for in our existing revolving credit facility. We are also required to pay customary letter of credit fees.

Maturity and Amortization

The stated maturity dates are: October 2, 2016 for the Extended Initial Term Loans, October 17, 2018 for the Tranche E Term Loans, and April 17, 2017 for the Replacement Revolving Credit Facility.

However, the maturity dates would be accelerated as follows:

-if more than $150.0 million of the Tranche B term loans are outstanding on January 1, 2014, the Replacement Revolving Credit Facility would expire January 1, 2014;

-if more than $150.0 million of the 9.25% Senior Notes are outstanding on December 31, 2014, then the maturity/ expiration dates of the Extended Initial Term Loans, the Tranche E Term Loans , and the Replacement Revolving Credit Facility would be December 31, 2014;

-if more than $150.0 million of the Extended Initial Term Loans are outstanding on July 3, 2016, the Replacement Revolving Credit Facility would expire July 3, 2016;

-if more than $150.0 million of the 8.25% Senior Notes are outstanding on June 2, 2017, then the maturity/ expiration dates of the Tranche E Term Loans and the Replacement Revolving Credit Facility would be June 2, 2017.

We are required to repay installments on the term loans in quarterly installments in aggregate annual amounts equal to 1.00% of their aggregate initial funded total principal amount, with the remaining amount payable on the applicable maturity date with respect to such term loans.

Certain of the agents and lenders under the Amended and Restated Credit Agreement and their affiliates have, from time to time, provided investment banking and financial advisory services to the Company and/or its affiliates for which they have received customary fees and commissions. They may provide these services from time to time in the future.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Amendment to the Senior Secured Credit Facilities” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On April 19, 2012, the Company redeemed all $199.0 million of its outstanding 10.625% Senior Subordinated Notes due 2017 (the “Notes”), co-issued by Pinnacle Foods Finance Corp., at a redemption price equal to 105.313% of the aggregate principal amount plus accrued and unpaid interest to the redemption date. The total redemption price was approximately $211 million, including accrued interest of $1 million. The redemption was effected in accordance with the indenture governing the Notes pursuant to a notice dated March 20, 2012.

The Company funded the redemption price for the Notes with the net proceeds from the Tranche E Term Loans along with available cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Pinnacle Foods Finance LLC

By:	/s/ Craig Steeneck
Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: April 20, 2012